As filed with the Securities and Exchange Commission on May 14, 2010
Registration No.333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAPTOR PHARMACEUTICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-0883978 (I.R.S. Employer Identification No.)

9 Commercial Blvd., Suite 200 Novato, California (Address of Principal Executive Offices)	94949 (Zip Code)

 Raptor Pharmaceutical Corp. 2010 Stock Incentive Plan

(Full title of the plan)

Kim R. Tsuchimoto, Chief Financial Officer, Treasurer and Secretary

Raptor Pharmaceutical Corp.

9 Commercial Blvd., Suite 200

Novato, California 94949

(Name and address of agent for service)

(415) 382-1390

(Telephone number, including area code, of agent for service)

Copy to:

Siobhan McBreen Burke, Esq.

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Blvd., 25th Floor

Los Angeles, California

(213) 683-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer     [ ]                                                                                     Accelerated filer                   [ ]

Non-accelerated filer                                                [ ]                                           Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value Common Stock Rights (3)	3,000,000	$ 3.15 (2)	$9,450,000 (2)	$673.79
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Common Stock (the “Common Stock”) of Raptor Pharmaceutical Corp. (the “Registrant”) that may be offered or issued under the Raptor Pharmaceutical Corp. 2010 Stock Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to 2,721,384 of the shares are calculated based on $3.245 per share, the average of the high and low prices of Registrant’s Common Stock, as reported on the Nasdaq Capital Market on May 12, 2010, a date within five business days prior to the filing of this Registration Statement.  The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to 278,616 of the shares are calculated using a weighted average exercise price of approximately $2.258 per share for such options issued and outstanding under the Plan based on exercise prices ranging from approximately $1.66 to $4.27 per share.

(3)
Comprised of associated rights to purchase shares of the Registrant’s Series A Participating Preferred Stock Purchase Rights, par value $0.001 per share (the “Preferred Share Purchase Rights”). The Preferred Share Purchase Rights are attached to shares of the Common Stock in accordance with the Rights Agreement, dated as of May 13, 2005, as amended from time to time, by and between the Registrant and American Stock Transfer & Trust Company (successor to The Nevada Agency and Trust Company), as Rights Agent (the “Rights Agreement”). The Preferred Share Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement, are evidenced by the stock certificates representing the Common Stock and are transferable solely with the Common Stock.  The value attributable to the Preferred Share Purchase Rights, if any, is reflected in the value of the Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

Not required to be filed with this Registration Statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

Not required to be filed with this Registration Statement.

*
The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this Registration Statement will be sent or given to participants of the Registrant’s Raptor Pharmaceutical Corp. 2010 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a) (a)
The Registrant’s Prospectus dated May 7, 2010, filed with the Commission on May 7, 2010 pursuant to Rule 424(b) under the Securities Act, which relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-166249), as amended by that certain Amendment No. 1 thereto, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) (b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2009 filed with the Commission on January 14, 2010;
(c) (c)	The Registrant’s Amendment No. 1 to the Quarterly Report on Form 10-Q/A for the quarterly period ended November 30, 2009 filed with the Commission on January 15, 2010;
(d) (d)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2010 filed with the Commission on April 9, 2010;
(e) (e)	The Registrant’s Current Report on Form 8-K filed with the Commission on October 5, 2009;
(f) (f)	The Registrant’s Current Report on Form 8-K/A filed with the Commission on October 7, 2009;
(g) (g)	The Registrant’s Current Report on Form 8-K/A filed with the Commission on October 9, 2009;
(h) (h)	The Registrant’s Current Report on Form 8-K/A filed with the Commission on November 3, 2009;
(i) (i)	The Registrant’s Current Report on Form 8-K filed with the Commission on November 17, 2009;
(j) (i) (j)	The Registrant’s Current Report on Form 8-K filed with the Commission on December 15, 2009;
(k) (k)	The Registrant’s Current Report on Form 8-K filed with the Commission on December 18, 2009;
(l) (l)	The Registrant’s Current Report on Form 8-K/A filed with the Commission on December 23, 2009;
(m) (m)	The Registrant’s Current Report on Form 8-K filed with the Commission on December 24, 2009;
(n) (n)	The Registrant’s Current Report on Form 8-K filed with the Commission on February 5, 2010;
(o) (o)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 8, 2010;
(p) (p)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 22, 2010;
(q) (q)

The description of Common Stock contained in the Registrant’s Registration Statement on Form 10-SB filed with the SEC on March 17, 1999 (File No. 000-25571), as amended by that certain Registration Statement on Form 10-SB/A filed on August 19, 1999 (File No. 000-25571), which description has been updated by the Registrant’s Joint Proxy Statement on Schedule 14A filed on June 19, 2009 (File No. 333-161424); and

(r) (r)

The description of the Registrant’s Series A Participating Preferred Stock contained in the Registrant’s Registration Statement on Form 8-A filed on May 16, 2005 (File No. 000-25571), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Raptor Pharmaceutical Corp.

Attn:  Secretary

9 Commercial Blvd., Suite 200

Novato, California 94949

(415) 382-1390

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving such enterprise at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.

The Registrant’s certificate of incorporation, as amended, and bylaws, as amended, provide that it shall, to the fullest extent authorized by the Delaware General Corporation Law, indemnify its directors and executive officers; provided; however, that it may limit the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that it shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Registrant or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors, and (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to its powers under the Delaware General Corporation Law.

Pursuant to the terms of the merger agreement, dated July 27, 2009, between the Registrant and its wholly-owned subsidiary, Raptor Pharmaceuticals Corp. (“RPC”), for six years from the closing of the merger, which occurred on September 29, 2009, RPC and the Registrant are jointly and severally liable to advance expenses to and indemnify each of the Registrant’s former directors and officers against costs and damages incurred as a result of such person serving in such capacity to the fullest extent permitted under the Delaware General Corporation Law. Pursuant to the terms of such merger agreement, RPC was required to purchase an insurance policy with an effective date as of the closing of such merger agreement, which maintains in effect for six years from such closing, the directors’ and officers’ liability insurance policies maintained by the Registrant immediately prior to the merger with respect to matters occurring prior to such closing provided that the Registrant is not to expend more than $65,000 for such insurance.

The Registrant must maintain such directors’ and officers’ liability insurance policies for six years following the closing of the merger which occurred on September 29, 2009.  Moreover, pursuant to the terms of such merger agreement, the Registrant may not modify or repeal for a period of six years from September 29, 2009, provisions in its certificate of incorporation, as amended, or bylaws, as amended, with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were officers or directors of the Registrant. Finally, pursuant to the terms of such merger agreement, in the event RPC or the Registrant or any of their respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any entity or person, then, and in each such case, proper provision must be made so that the successors and assigns, as the case may be, shall succeed to the obligations set forth in the merger agreement with respect to the indemnification of officers and directors as described herein.

The Registrant has entered into agreements to indemnify its directors and executive officers.  These indemnity agreements require the Registrant to hold harmless and indemnify each of its directors and executive officers (i) to the fullest extent authorized or permitted by the provisions of its bylaws and the Delaware General Corporation Law, as the same may be amended from time to time, and (ii) subject to certain exclusions, against expenses that such director or executive officer becomes legally obligated to pay because of any claim or claims made against or by such director or executive officer in connection with threatened, pending or completed actions, suits or proceedings, to which such director or executive officer at any time becomes a party or a participant, or is threatened to be made a party, by reason of the fact that such director or executive officer is, was or at any time becomes a director, officer, employee or other agent of the Registrant, or is or was serving or at any time serves at its request as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including any of its subsidiaries.  These indemnity agreements also establish the processes and procedures for indemnification claims, advancement of expenses and costs and other determinations with respect to indemnification. The contractual rights to indemnification provided by these indemnity agreements are subject to the limitations and conditions specified in such agreements.

The Registrant’s bylaws, as amended, also permit it to maintain insurance to protect it and any director, officer, employee or agent against any liability with respect to which the Registrant would have the power to indemnify such persons under the Delaware General Corporation Law. The Registrant maintains an insurance policy insuring our directors and officers against certain liabilities.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Index
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).
4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).
4.3
Certificate of Amendment filed with the Secretary of State of the State of Nevada effecting an 8-for-1 reverse stock of the Registrant’s common stock and changing the name of the Registrant from Axonyx Inc. to TorreyPines Therapeutics, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

4.4
Articles of Conversion filed with the Secretary of State of the State of Nevada changing the state of incorporation of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

4.5
Certificate of Conversion filed with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

4.6	Amendment to Bylaws of the Registrant (incorporated by reference to Exhibit 3.6 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).
4.7	Certificate of Amendment of Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on October 5, 2009).
4.8
Rights Agreement, dated as of May 13, 2005, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed on May 16, 2005).

4.9
Amendment to Rights Agreement, dated as of June 7, 2006, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on June 12, 2006).

4.10
Amendment to Rights Agreement, dated as of October 3, 2006, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.19 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).

4.11
Rights Agreement Amendment, dated as of July 27, 2009, to the Rights Agreement dated May 13, 2005 between Registrant and American Stock Transfer and Trust Company (replacing The Nevada Agency and Trust Company) (incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

4.12†	Raptor Pharmaceutical Corp. 2010 Stock Incentive Plan.
4.13†	Form of Award Agreement under the Raptor Pharmaceutical Corp. 2010 Stock Incentive Plan.
5.1†	Opinion of Paul, Hastings, Janofsky & Walker LLP.
23.1†	Consent of Burr Pilger Mayer, Inc. Independent Registered Public Accounting Firm to the Registrant.
23.2†	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1).
24.1†	Power of Attorney (included in the signature page hereto).

†	Filed herewith.

ITEM 9. UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on May 13, 2010.

RAPTOR PHARMACEUTICAL CORP.

By:	/s/ Christopher M. Starr

Christopher M. Starr, Ph.D.

Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher M. Starr, Ph.D. and Kim R. Tsuchimoto, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher M. Starr, Christopher M. Starr, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2010
/s/ Kim R. Tsuchimoto Kim R. Tsuchimoto	Chief Financial Officer, Treasurer & Secretary (Principal Financial and Accounting Officer)	May 13, 2010
/s/ Erich Sager Erich Sager	Director	May 13, 2010
/s/ Raymond W. Anderson Raymond W. Anderson	Director	May 13, 2010
/s/ Richard L. Franklin Richard L. Franklin, M.D., Ph.D.	Director	May 13, 2010
/s/ Llew Keltner Llew Keltner, M.D., Ph.D.	Director	May 13, 2010

EXHIBIT INDEX

Exhibit Index
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).
4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).
4.3
Certificate of Amendment filed with the Secretary of State of the State of Nevada effecting an 8-for-1 reverse stock of the Registrant’s common stock and changing the name of the Registrant from Axonyx Inc. to TorreyPines Therapeutics, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

4.4
Articles of Conversion filed with the Secretary of State of the State of Nevada changing the state of incorporation of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

4.5
Certificate of Conversion filed with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K, filed on October 10, 2006).

4.6	Amendment to Bylaws of the Registrant (incorporated by reference to Exhibit 3.6 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).
4.7	Certificate of Amendment of Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on October 5, 2009).
4.8
Rights Agreement, dated as of May 13, 2005, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed on May 16, 2005).

4.9
Amendment to Rights Agreement, dated as of June 7, 2006, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on June 12, 2006).

4.10
Amendment to Rights Agreement, dated as of October 3, 2006, between the Registrant and The Nevada Agency and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.19 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007).

4.11
Rights Agreement Amendment, dated as of July 27, 2009, to the Rights Agreement dated May 13, 2005 between Registrant and American Stock Transfer and Trust Company (replacing The Nevada Agency and Trust Company) (incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2009).

4.12†	Raptor Pharmaceutical Corp. 2010 Stock Incentive Plan.
4.13†	Form of Award Agreement under the Raptor Pharmaceutical Corp. 2010 Stock Incentive Plan.
5.1†	Opinion of Paul, Hastings, Janofsky & Walker LLP.
23.1†	Consent of Burr Pilger Mayer, Inc. Independent Registered Public Accounting Firm to the Registrant.
23.2†	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1).
24.1†	Power of Attorney (included in the signature page hereto).

†	Filed herewith.